Exhibit 23.1




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in this Registration Statement on Form S-1 of MACRO Securities Depositor, LLC with respect to Claymore MACROshares Oil Down Holding Trust and Claymore MACROshares Oil Down Tradeable Trust (the "Registration Statement") of our reports dated March 28, 2007, relating to the consolidated financial statements of Claymore MACROshares Oil Down Tradeable Trust and the financial statements of Claymore MACROshares Oil Down Holding Trust, each at December 31, 2006 and for the period November 29, 2006 (commencement of operations) through December 31, 2006, which appear in such Registration Statement. We also consent to the references to us under the headings "Reports to Shareholders", "Experts," "Appendix A," "Appendix B," and Appendix C" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York

April 9, 2007